Exhibit 10.2

JUMIA TECHNOLOGIES AG

VIRTUAL RESTRICTED STOCK UNIT PROGRAM 2021

JUNE 9, 2021

– TERMS AND CONDITIONS –

TABLE OF CONTENTS

TABLE OF CONTENTS		2

RECITALS		3

§ 1	ELIGIBILITY	4

§ 2	PLAN VOLUME AND GRANT OF RESTRICTED STOCK UNITS	4

§ 3	VESTING	5

§ 4	CHANGE OF CONTROL	5

§ 5	PAYMENT BY COMPANY	6

§ 6	EXTRAORDINARY EVENTS OR DEVELOPMENTS	7

§ 7	CONSEQUENCES OF A TERMINATION OF OFFICE OR EMPLOYMENT RELATIONSHIP	7

§ 8	TRANSFERABILITY AND HEDGING	8

§ 9	ADJUSTMENT IN CASE OF SPECIFIC CAPITAL AND OTHER STRUCTURAL MEASURES	8

§ 10	LIMITATION OF LIABILITY	9

§ 11	TAXES, SOCIAL SECURITY AND COSTS	9

§ 12	INSIDER TRADING, BLACK-OUT PERIODS AND SECURITIES LAW REQUIREMENTS	10

§ 13	FORM REQUIREMENTS, NOTICES	10

§ 14	DATA PROTECTION	11

§ 15	GOVERNING LAW AND JURISDICTION	11

§ 16	FINAL PROVISIONS	11

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RECITALS

(A)

The participation of the management and key employees in the economic risks and opportunities of the relevant business operation is an important component of an internationally competitive remuneration system. Jumia has adopted this program in order to strengthen the commitment to Jumia, to attract and retain competent and dedicated individuals whose efforts will result in the growth and profitability of Jumia and to align their interests with the interests of the shareholders in order to increase the value of Jumia.

(B)

For this purpose, Jumia Technologies AG (the “Company”) intends to implement a virtual restricted stock unit program 2021 (the “VRSUP 2021”). Under the VRSUP 2021, virtual restricted shares in the Company (each a “Restricted Stock Unit” and together the “Restricted Stock Units”) may be granted to members of the management board of the Company (the “Management Board” and, the members of the Management Board, each an “MB”) and key employees of the Company as well as to members of the management and key employees of companies affiliated with the Company within the meaning of §§ 15 et seq. of the German Stock Corporation Act (Aktiengesetz, the “AktG”) (each an “Affiliated Company” and together the “Affiliated Companies”). Upon vesting (as described in § 3 and § 4 below), and subject to § 55 below, each Restricted Stock Unit shall grant the right to receive cash payments in the amount of the relevant share price of the shares in the Company as described below. Thus, the beneficiaries obtain a right to receive a cash payment, the total amount of which depends on the development of the share price of the shares of the Company. However, a settlement in shares is possible at the discretion of the Company according to the conditions stated in § 2.7.

(C)

With resolution dated June 9, 2021 (the “VRSUP Resolution”), the Company’s general meeting (Hauptversammlung) authorized the Management Board, with the consent of the supervisory board of the Company (the “Supervisory Board”), to issue up to 9,000,000 new shares, each with a notional value of EUR 1.00 in the share capital of the Company either by way of an amendment of the already existing Authorized Capital or through the creation of an additional authorized capital, in order to provide the Company with an alternative option to settle employee claims under this VRSUP 2021 with shares in the Company instead of a cash payment. The Management Board and the Supervisory Board resolved to grant in total 9,000,000 Restricted Stock Units to the beneficiaries in one or more tranches. The Management Board with respect to selected employees of the Company and with respect to members of the management and selected employees of the Affiliated Companies on behalf of the respective Affiliated Company, and, with respect to members of the Management Board the Supervisory Board, will determine the further details of the VRSUP 2021, in particular the number of Restricted Stock Units granted to a Participant (as defined in § 1.2 below) and the relevant other terms and conditions in accordance with the Rules (as defined in Recital (D) below) set forth in this VRSUP 2021.

(D)	These terms and conditions establish the rules (the “Rules”) pursuant to which the Restricted Stock Units under the VRSUP 2021 may be granted and paid.

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§ 1

Eligibility

1.1	Under the VRSUP 2021, Restricted Stock Units may be granted only to the following groups of beneficiaries:

1.1.1	members of the Management Board (“Group 1”);

1.1.2	selected employees of the Company (“Group 2”);

1.1.3	members of the management of Affiliated Companies (“Group 3”); and

1.1.4	selected employees of Affiliated Companies (“Group 4”, and together with Group 1, Group 2 and Group 3, the “Groups”).

Each beneficiary, who is not an MB or a member of the management of an Affiliated Company, must be considered by the Management Board – in its sole discretion– a key expert.

1.2

The Management Board, and with respect to MBs the Supervisory Board, will – in its sole discretion – designate the individuals to whom Restricted Stock Units under the VRSUP 2021 will be granted (the “Participants” and each a “Participant”) as well as the amount of Restricted Stock Units to be granted to the respective Participant.

1.3

When granting Restricted Stock Units to the MBs, the Supervisory Board will take into account the relation between the value of existing and foreseeable grants under stock option programs of the Company compared to the value of the Restricted Stock Units to be granted to the MBs.

§ 2

Plan Volume and Grant of Restricted Stock Units

2.1

The aggregate number of Restricted Stock Units which may be granted under the VRSUP 2021 amounts to 9,000,000, subject to adjustment and substitution as set forth in § 9. Any Restricted Stock Unit that is forfeited or is cancelled under this VRSUP 2021 may be reallocated or re-granted to any Participant.

Any respective grant may be made to a Participant only on the basis of his/her membership in one of the Groups set forth under § 1.1.1 to § 1.1.4. Participants, who belong to more than one Top Management Level at the time of the relevant grant, can only be granted Restricted Stock Units for one Top Management Level at that time. The final number of Restricted Stock Units to be acquired by a Participant depends on the Vesting of such Restricted Stock Units (as defined in, and subject to, § 3 below).

2.2

The Restricted Stock Units will be granted to each Participant by separate grant agreements (Zuteilungsvereinbarungen), in particular stating the number of offered Restricted Stock Units. The Restricted Stock Units shall be granted to the Participant with economic effect as from the date of the grant of the Restricted Stock Units. Any grant is subject to a continuing and unterminated (ungekündigt) service or employment relationship between the relevant Participant and the Company or an Affiliated Company at the relevant Grant Date (as defined under § 2.5 below).

2.3

The number of offered Restricted Stock Units granted to a Participant may be determined by dividing the individual Grant Value by the Average Share Price or by specific designation in a grant agreement. “Grant Value” means a Euro denominated amount granted to the Participant to be used for purposes of participating in the VRSUP 2021. “Average Share Price” means an amount equal to the average of the closing price (Schlusskurs) of the Shares (as represented by ADSs) of the Company on the New York Stock Exchange (“NYSE”) (or a comparable successor system) (the “Relevant Closing Price”) on the Grant Date (as defined under § 2.5 below). “Trading Day” means a day other than a Saturday or Sunday or public

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holiday on which NYSE is open for trading. For the avoidance of doubt, there shall be no fractional Restricted Stock Units. In case the division of the Grant Value (as allocated to the VRSUP 2021 on the basis of the Participant’s election) by the Average Share Price results in fractional Restricted Stock Units, the number of offered Restricted Stock Units shall, in any case, be rounded down to the next full number of Restricted Stock Units without compensation.

2.4	Restricted Stock Units may be granted to the Participants in one or more tranches

a)	until 31 December 2025, and

b)

within eight (8) weeks after the publication by the Company of a quarterly financial report, half year report or press release announcing the Company’s annual financial results, but in no event may a grant be made during a Black-Out Period under the Company’s Insider Trading Policy (each such eight-week period a “Grant Period”).

2.5

Participants who for the first time enter into a service or employment agreement with the Company or an Affiliated Company can, at the time of signing of the service or employment agreement, be promised a grant of Restricted Stock Units during a Grant Period subsequent to the date of signing such agreement. The date on which a grant becomes effective shall be the date of the relevant grant agreement or a later effective date specified therein (the “Grant Date”).

§ 3

Vesting

3.1

Subject to § 3.2, § 4 and § 7 7 of these Rules, Restricted Stock Units granted to a Participant will vest at the expiration of a period not less than six months to be specified in the grant agreement. Restricted Stock Units may vest ratably according to a schedule specified in the grant agreement.

3.2

Any uninterrupted period during which the employment relationship of the respective Participant with the Company has been suspended (ruhendes Arbeitsverhältnis) without entitlement to continued remuneration (ohne Entgeltfortzahlung) (the “Suspension”) due to e.g. sickness, nursing care (Pflegezeit), military service, sabbatical, unpaid leave of absence or comparable grounds shall suspend the vesting of Restricted Stock Units as described in § 3.1 above. After the end of a Suspension and subject to § 7 below, any unvested Restricted Stock Units will continue to vest in accordance with a later vesting schedule adjusted to reflect the period of the Suspension.

§ 4

Change of Control

4.1	For the purposes of this § 4 4:

4.1.1

“Change of Control” means (i) a transaction or series of related transactions in which a person or entity (other than a wholly-owned direct or indirect subsidiary of the Company) alone or acting in concert with other persons or entities acquires (y) a majority of the shares of the Company outstanding immediately prior to such transaction or series of related transactions or (z) all or substantially all of the Company’s assets; and (ii) a merger or another similar business combination transaction of the Company with or into another entity which is not a wholly-owned direct or indirect subsidiary of the Company having an effect similar to the events described under (i) (y) or (z) above;

4.1.2	“Change of Control Date” means the day on which a Change of Control occurs.

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4.1.3

“Relevant Share Price” means (i) if the Change of Control takes place as a result of a voluntary takeover offer, or a mandatory takeover offer is triggered by a Change of Control, the per Share price, respectively the price for one or more ADS representing in total an ownership interest in one Share, offered to the shareholders of the Company in such takeover offer and (ii) in any other case, the volume weighted average Relevant Closing Price on the 30 consecutive Trading Days prior to the Change of Control Date.

4.2	In the event of a Change of Control, all unvested Restricted Stock Units shall vest immediately at the Change of Control Date.

§ 5

Payment by Company

5.1

Restricted Stock Units granted under the VRSUP 2021 entitle the Participant holding such Restricted Stock Units to the receipt of the RSU Value per Share multiplied by the number of Restricted Stock Units which have vested in accordance with § 3 above (the “RSU Value”). Subject to § 7 and § 12 below, the RSU Value for Restricted Stock Units shall be paid in cash to the Participant by the Company, and with respect to Group 3 and Group 4 on behalf of the Affiliated Company, as soon as reasonably practicable following the expiration of a period of five Trading Days after the publication by the Company of its first press release announcing year-end financial results after the vesting date. “RSU Value per Share” means a cash payment per vested Restricted Stock Unit, in an amount equal to the average of the Relevant Closing Price on the first five Trading Days after the publication by the Company of the later of its last half year report or its year-end report. In the event of a Change of Control, the RSU Value per Share equals the Relevant Share Price.

5.2	Any RSU Value may be capped at a maximum amount (Höchstbetrag) agreed with the Participant in the grant agreement, the employment agreement or the service agreement.

5.3

The Company shall be entitled, at its sole discretion, and subject to any Insider Trading Rules (as defined in § 12 below), to deliver (in full or in part) Shares or ADS instead of any RSU Value to the Participant, provided that the general shareholders‘ meeting of the Company has lawfully resolved on the acquisition and divesture of treasury shares (eigene Aktien) or an authorized capital for such purposes or the Company may lawfully acquire ADS. For the determination of the number of Shares to be delivered to the Participant, the Participant shall receive a number of shares equal to the number of Restricted Stock Units stated in the Participant’s grant agreement; and, for the determination of the number of ADS to be delivered to the Participant, the Participant shall receive a number of ADS equal to the equivalent number of ADS stated in the employee’s grant agreement (or one half the number of shares). The Participant is obliged to cooperate with the Company and take any actions necessary to effect the delivery of such Shares or ADS, e.g. in case new Shares are issued; the Participant may be required to contribute his payment claim under this VRSUP 2021 to allow for a “net share settlement”. Further, resales of the Shares or ADS by a Participant may be limited to sales effected on a stock exchange designated by the Company.

5.4

Any statutory charges, such as payroll taxes, employee social security contributions or similar or other taxes and duties (if any), shall be borne by the Participant. To the extent due, the Company will withhold such charges from the RSU Value and pay them to the competent authorities. In case the Company is authorized to and chooses to deliver Shares or ADS instead of any RSU Value, the Company will also withhold and pay any statutory charges and determine the number of Shares or ADS to be delivered after deducting those charges.

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§ 6

Extraordinary Events or Developments

6.1

“Extraordinary Events or Developments” means – subject to mandatory law – situations where the potential gain realized by the Participant upon the payment of the Restricted Stock Units (i) is caused by unusual external events and developments and (ii) cannot be reasonably justified under any circumstances by the development or business perspective of the Company, also taking into account international remuneration and incentive standards. For the avoidance of doubt, the payment of Restricted Stock Units, as such, that results in an economic benefit for the Participant, does not constitute an Extraordinary Event or Development.

6.2

In case of Extraordinary Events or Developments, the Management Board, and with respect to MBs the Supervisory Board, is entitled to adjust in its discretion (pflichtgemäßes Ermessen) the payout, in order to adequately limit (begrenzen) or eliminate, as the case may be, the effects of such Extraordinary Events or Developments. For the avoidance of doubt, such adjustment shall not result in a reduction or withdrawal of the Participant’s economic benefit achieved under the VRSUP 2021 prior to the occurrence of such Extraordinary Events or Developments. In any such case, § 87 para. 1 AktG must be observed.

§ 7

Consequences of a Termination of Office or Employment Relationship

In the event the Participant’s office as member of the Management Board or the Participant’s service or employment relationship with the Company or an Affiliated Company (as the case may be) ends

7.1	due to:

7.1.1

(i) the Participant’s voluntary resignation from office (Amtsniederlegung) prior to the regular end of his/her term of office or the termination of the Participant’s service or employment relationship with the Company or an Affiliated Company and (ii) the Participant taking up employment with or assuming an active management position or a remunerated consultant role with a direct competitor within twelve months after the effective date of the resignation or termination; or

7.1.2

in case of an MB, a revocation from office (Widerruf der Bestellung) by the Company in circumstances where there are grounds justifying a termination of the service relationship for good cause within the meaning of § 626 of the German Civil Code (Bürgerliches Gesetzbuch) (“BGB”) irrespective of the preclusion period pursuant to § 626 para. 2 BGB; or

7.1.3

in case of any Participant not being an MB, the termination of the service or employment relationship with the Company or an Affiliated Company, as the case may be, where there are grounds justifying a termination of the service or employment relationship for good cause within the meaning of § 626 BGB (or the equivalent provision of applicable foreign law) irrespective of the preclusion period pursuant to § 626 para. 2 BGB (or the equivalent provision of applicable foreign law) or other termination for cause as defined in your employment contract and determined by the Company;

(such Participant a “Bad Leaver”) all unvested and vested but not yet paid Restricted Stock Units granted to the Bad Leaver (whether held by him/her or any third party) will be forfeited without entitlement to compensation; or

7.2

due to any reason not qualifying the relevant Participant as a Bad Leaver (such Participant a “Good Leaver”), such Good Leaver will retain all Restricted Stock Units already vested pursuant to § 3 and not yet paid on the earlier of (i) the date of his/her effective date of termination of office (in relation to MBs or members of the management of Affiliated Companies), if applicable, or (ii) the date of his/her effective date of

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termination of employment (in relation to selected employees) (in either case the “Termination Date”). The terms and conditions set forth in these Rules will continue to apply unchanged to the Restricted Stock Units retained pursuant to this § 7.2. All Restricted Stock Units which are not retained pursuant to this § 7.2 are forfeited without entitlement to compensation. This § 7.2 shall not apply, and the other terms and conditions set forth in these Rules will continue to apply unchanged, in case the Participant, within three months of the Termination Date, enters into a new service or employment relationship with the Company or an Affiliated Company or is appointed as member of the Management Board.

7.3

For the avoidance of doubt: other than with respect to the Management Board, any cash settlement payments made or Share or ADS transfers executed relating to the fulfillment of Restricted Stock Units prior to the Termination Date shall remain unaffected by the forfeiture of Restricted Stock Units pursuant to § 7.1 or § 7.2 last sentence (no “claw-back”).

§ 8

Transferability and Hedging

Except for the transfer (i) by will or applicable laws of decent upon the death of the relevant Participant or (ii) with the prior written consent by the Company, neither the Restricted Stock Units nor the rights of any Participant under any Restricted Stock Unit or under the VRSUP 2021 are assignable or otherwise transferable. A Participant shall not hedge any interest, risk or position in any Restricted Share Unit.

§ 9

Adjustment in Case of Specific Capital and Other Structural Measures

9.1

“Adjustment Event” means any capital measures (Kapitalmaßnahmen) and/or other structural measures (Strukturmaßnahmen) carried out by the Company, including capital increase, capital reduction, share split, reverse share split, merger, split-up, split-off, spin-off, issuance of convertible bonds or option bonds.

9.2	In the event of:

9.2.1	a capital increase from Company funds by the issuance of new shares (Kapitalerhöhung aus Gesellschaftsmitteln);

9.2.2	a reduction in the number of shares by merging Shares without capital reduction (reverse share split) or an increase in the number of Shares without capital increase (share split);

9.2.3	a capital reduction (Kapitalherabsetzung) with a change in the total number of Shares issued by the Company; or

9.2.4	any other Adjustment Event having an effect similar to any of the foregoing;

the Management Board, and with respect to MBs the Supervisory Board, shall establish financial equality for the Participant in order to prevent that such Adjustment Event results in a dilution or enlargement of the benefits or potential benefits intended to be made available under the outstanding Restricted Stock Units. In such an Adjustment Event the financial equality shall preferably be established by adjusting the number of Restricted Stock Units.

9.3	For the avoidance of doubt, no adjustment pursuant to § 9.2 shall occur in the event of:

9.3.1	a capital increase from Company funds without the issue of new shares (Kapitalerhöhung aus Gesellschaftsmitteln ohne Ausgabe neuer Aktien); or

9.3.2	a capital reduction without a change in the total number of Shares issued by the Company.

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9.4	If an adjustment occurs in accordance with this § 99, fractions of Restricted Stock Units will not be granted nor will they be compensated by a payment in cash.

9.5	For the avoidance of doubt, § 10 para. 1 AktG applies mutatis mutandis to Restricted Stock Units which have been adjusted pursuant to this § 99.

§ 10

Limitation of Liability

10.1	Neither the Company nor any Affiliated Company (or any of its respective directors, officers, employees, agents or advisors):

10.1.1	assumes any responsibility or liability for the development of the value or market price of the Shares;

10.1.2	warrants, assures or guarantees any increase in value of the Shares; or

10.1.3	warrants, assures or guarantees a profit of the Participant from the VRSUP 2021 or any Restricted Stock Units granted thereunder.

10.2

Each Participant declares with his/her participation in the VRSUP 2021 that the participation is voluntary. Each Participant is aware of the fact that he/she alone bears the risk of a decrease in or total loss of value of his/her investments. Each Participant accepts the offer to participate in the VRSUP 2021 at his/her own risk and assumes any liability relating thereto.

10.3

Each Participant is responsible for obtaining legal, tax and any other necessary advice before participating in the VRSUP 2021 and for evaluating the tax effects connected with the VRSUP 2021. Each Participant accepts and declares that he or she has not been advised by or on behalf of the Company or its Representatives with respect to his or her participation in the VRSUP 2021 (in particular, regarding legal and tax issues of such participation).

§ 11

Taxes, Social Security and Costs

11.1

All taxes (including payroll taxes), social security contributions, further duties and costs accrued by the Participant in connection with his or her participation in the VRSUP 2021 shall be borne by the Participant. Each Participant is obliged to pay taxes relating to the Restricted Stock Units paid under the VRSUP 2021, or relating to a transfer of such options by the Participant to a third party, to the competent tax authorities. Each Participant shall fully indemnify the Company or Affiliated Company in respect of all such liabilities and obligations against tax authorities.

11.2

The employer of the Participant is entitled, if required by statutory law, to withhold payroll tax or any other taxes or duties or social security contributions to be paid by (or on behalf and account of) the Participant. This may apply, in the Company’s sole discretion, even after termination of the employment of the Participant with the Company or Affiliated Company. The Company or Affiliated Company is entitled to demand the full cooperation of the Participant even after his/her leave with respect to the withholding of taxes, social security contributions, other duties and costs in connection with the VRSUP 2021. The Participant undertakes to fully co-operate with the Company or Affiliated Company.

11.3

Withholdings mentioned above do not release the Participant from his/her responsibility and obligation to pay all taxes, social contributions, further duties and costs being due and accruing in connection with his/her participation in the VRSUP 2021 or the grant or transfer of any Restricted Stock Units.

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§ 12

Insider Trading, Black-out Periods and Securities Law Requirements

Any transaction in the Restricted Stock Units (each a “Transaction”) must be conducted in compliance with (i) all applicable insider trading laws and regulations, and (ii) all provisions of any insider trading rules established by the Company, including the Company’s Insider Trading Policy ((i) and (ii) together the “Insider Trading Rules”). Each Participant is personally responsible for informing himself about, and acting in full compliance with, all applicable Insider Trading Rules. Any individual non-compliance with applicable Insider Trading Rules may lead to the imposition of civil and criminal penalties (as the case may be).

In order to minimize the potential for prohibited insider trading, the Management Board, and with respect to MBs the Supervisory Board, may establish in its sole discretion periods from time to time during which the Participant may not engage in transactions involving the Restricted Stock Units and/or the Shares and/or the ADS (each such period a “Black-Out Period”).

The obligation of the Company to issue any securities and to settle any awards under the VRSUP 2021 shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any grant to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any securities unless such securities have been properly registered pursuant to the U.S. Securities Act or unless the Company is satisfied that such securities may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the U.S. Securities Act any of the securities to be offered or sold under the VRSUP 2021. The Company may restrict the transfer of securities issued pursuant to the VRSUP 2021 in such a manner as it deems advisable to ensure the availability, or facilitate compliance with, of any exemption from the registration requirements the U.S. Securities Act or any other applicable laws.

The Company or the Third Party Service Provider, as the case may be, may cancel or delay the conversion to ADS or cash of a grant under the VRSUP 2021 or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of securities from the public markets, the Company’s issuance of securities to the Participant, the Participant’s acquisition of securities from the Company and/or the Participant’s sale of securities to the public markets, illegal, impracticable or inadvisable. If the Company or the Third Party Service Provider, as the case may be, determines to cancel all or any portion of a grant in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate fair market value of the securities subject to such grant or portion thereof canceled (determined as of the applicable exercise date, or the date that the securities would have been vested or delivered, as applicable), over (B) the aggregate exercise price or base amount or any amount payable as a condition of delivery of securities. Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such grant or portion thereof.

§ 13

Form Requirements, Notices

13.1

Any legal statements and other notices in connection with the VRSUP 2021 (collectively the “Notices”) shall be made in text form (Textform) pursuant to § 126b BGB unless any other specific form is required by mandatory law or these Rules.

13.2	Any Notice to be delivered to the Company shall be addressed as follows:

13.2.1

in case of MBs: by mail to Jumia Technologies AG, Attn. Chairperson of the Supervisory Board (currently Jonathan David Klein), Skalitzer Straße 104, 10997 Berlin, Germany; and by email (attached as pdf-copy) to jonathan.klein@gettyimages.com; and

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13.2.2	in any other case: by mail to Jumia Technologies AG, Attn. Co-CEO Sacha Poignonnec, Skalitzer Straße 104, 10997 Berlin, Germany; and by email (attached as pdf-copy) to sacha.poignonnec@jumia.com.

The Company shall communicate changes in the address set forth in the previous sentence as soon as possible to the Participants. In the absence of such communication, the address stated above shall remain in place.

13.3

Any Notice to be given to the Participant may be served by being handed to him/her personally or by being sent to him or her at his or her home address shown in the records of the Company. The Participant shall communicate changes in his or her home address as soon as possible to the Company.

§ 14

Data Protection

14.1

By participating in the VRSUP 2021 each Participant expressly consents to the collection, storage, usage, transfer and processing of personal information provided by the Participant to the Company or a third party employed or contracted by the Company to administer or assist with the administration or implementation of the VRSUP 2021 (the “Third Party Service Provider”), solely for all purposes relating to the implementation, operation and administration of the VRSUP 2021. These include, but are not limited to:

14.1.1	administering and maintaining Participants’ records;

14.1.2	providing information about the Participant to a Third Party Service Provider; and

14.1.3

transferring information about the Participant to a Company’s or a Third Party Service Provider’s premises in a country or territory that may not provide the same statutory protection for the information as the Participant’s home country to the extent such transfer is required to implement, operate or administer the VRSUP 2021.

14.2

The Participant is entitled to a copy of the personal information held about him/her and information about the purpose of the collection, storage, usage, transfer and processing of the personal information. The Participant has the right to have the personal information corrected in case of any inaccurateness. Any rights of the Participant pursuant to the General Data Protection Regulation (Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016) remain unaffected.

§ 15

Governing Law and Jurisdiction

15.1

Subject to § 16.1, the VRSUP 2021, any Restricted Stock Units granted thereunder and these Rules shall be exclusively governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws.

15.2

Any dispute, controversy or claim arising from or in connection with the VRSUP 2021, any Restricted Stock Units granted thereunder or these Rules or their validity shall be decided upon to the extent legally permissible by the competent courts in Berlin, Germany.

§ 16

Final Provisions

16.1

The grant of any Restricted Stock Units and any payment to a Participant are subject to local law review, especially labor law and tax review, in the jurisdiction applicable to such Participant, following which, if necessary, the provisions of this VRSUP 2021 may be adjusted for such Participant to achieve a result which is economically equivalent to the relevant Restricted Stock Units or payment. The provisions of this VRSUP 2021 may also be adjusted if necessary or if advantageous for the Company, provided that the result for the Participants is economically equivalent to the relevant Restricted Stock Units or payment and in compliance with applicable laws.

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16.2

For the avoidance of doubt, the Restricted Stock Units do not constitute a participation in the Company or any Affiliated Company and in particular do not grant any information, participation, voting, profit sharing or other shareholders’ rights.

16.3

The Restricted Stock Units are granted on a voluntary basis. Even a recurrent grant of Restricted Stock Units to individual Participants does not constitute any claim for a further allowance of Restricted Stock Units (keine betriebliche Übung).

16.4

Unless otherwise explicitly provided for in these Rules, the Participant shall not be entitled to assign any rights or claims under the VRSUP 2021 and these Rules without the written consent of the Company.

16.5

In these Rules, the headings are inserted for convenience only and shall not affect the interpretation of these Rules; where a German term has been inserted in quotation marks and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in these Rules. The terms “including” and “in particular” shall always mean “including, without limitation” and “in particular, without limitation”, respectively. Any reference made in these Rules to any clauses without further indication of a law, an agreement or another document shall mean clauses of these Rules.

16.6

In the event that one or more provisions of these Rules shall, or shall be deemed to, be invalid or unenforceable, the validity and enforceability of the other provisions of these Rules shall not be affected thereby. In such case, the Company, the Affiliated Company and the Participant agree to recognize and give effect to such valid and enforceable provision or provisions, which correspond as closely as possible with the commercial intent of the parties. The same shall apply in the event that these Rules contain any unintended gaps (unbeabsichtigte Lücken).

Berlin, June 9, 2021

Jumia Technologies AG on behalf of Jumia

The Supervisory Board                     The Management Board

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